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                      Amendment to Stock Option Agreements

This Amendment to Stock Option Agreements is entered into as of _________ __, 2001, and amends certain Stock Option Agreements dated as of January 14, 2000 ("Agreement 1") and August 1, 2001 ("Agreement 2") by and between Oplink Communications, Inc. (the "Company") and Joseph Y. Liu (the "Optionee") whereby the Optionee was granted an option to purchase 5,600,000 shares of the Company's common stock pursuant to Agreement 1 ("Option 1") and 1,500,000 shares of the Company's common stock pursuant to Agreement 2 ("Option 2") (collectively referred to as the "Options").

Whereas, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to modify the terms of the Options to provide for certain acceleration of vesting and make certain other changes described herein.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

5. Effective as of November 7, 2001, Option 1 shall vest in full and become fully exercisable.

6. As of November 7, 2001, all then unvested shares under Option 2 shall be cancelled.

7. Except as amended by this Amendment, the Agreement 1 and Agreement 2 shall remain in full force and effect.

8. This Amendment shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

In Witness Whereof, the parties hereto have executed this Amendment as of the date first above written.

Oplink Communications, Inc.                        Joseph Y. Liu


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